AIR TRANSPORTATION HOLDING COMPANY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 13, 1998

To Our Stockholders:

      The annual meeting of stockholders of Air Transportation Holding Company, Inc. (the "Company") will be held at 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina on Thursday, August 13, 1998 at 10:00 a.m. local time, for the purpose of considering and acting on the following matters:

          1. To elect ten directors to serve until their successors are duly elected and qualified;

          2. To approve the Air Transportation Holding Company, Inc. 1998 Omnibus Securities Award Plan;

          3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year; and

          4. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Only stockholders of record as of the close of business on July 1, 1998 are entitled to notice of and to vote at the annual meeting and adjournments thereof.

      Because of the expense involved in collecting proxies, the Company is not soliciting proxies. Accordingly, to vote on matters that will be considered at the Annual Meeting you must either attend the meeting or deliver a valid proxy to a person who attends the meeting. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The annual report of the Company also accompanies this notice.

                              By Order of the Board of Directors


                              John J. Gioffre
                              Secretary

July 15, 1998

              [This page left blank intentionally.]

            AIR TRANSPORTATION HOLDING COMPANY, INC.
                        3524 Airport Road
                  Maiden, North Carolina 28650
                    Telephone (704) 377-2109


                      INFORMATION STATEMENT

                          INTRODUCTION

      This information statement is furnished to the stockholders of Air Transportation Holding Company, Inc. (hereinafter sometimes referred to as the "Company") by the Board of Directors in connection with the annual meeting of stockholders of the Company to be held on Thursday, August 13, 1998 at 10:00 a.m. at 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina. Action will be taken at the annual meeting for the election of directors, the ratification of the appointment of independent auditors, and any other business that properly comes before the meeting. As provided in the Company's bylaws, up to ten directors may be elected.

      Because of the expense involved in collecting proxies, the Company is not soliciting proxies. Accordingly, to vote on matters that will be considered at the Annual Meeting you must either attend the meeting or deliver a valid proxy to a person who attends the meeting. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This information statement is being mailed to stockholders on or about July 15, 1998. The Company's 1998 Annual Report to
Stockholders accompanies this information statement.


                        VOTING SECURITIES

     Only stockholders of record at the close of business on July 1, 1998 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the stockholders meeting is 2,711,653. The presence of a majority of the outstanding shares of the
Company's Common Stock, par value $.25 per share (the "Common Stock"), represented in person or by proxy at the meeting will constitute a quorum. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. Accordingly, abstentions and broker non-votes will not effect the outcome of the election of directors. The approval of the 1998 Omnibus Securities Award Plan and the ratification of independent auditors and any other business coming before the meeting requires the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On such matters, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on votes on these matters.

                    CERTAIN BENEFICIAL OWNERS

      The following table sets forth information regarding the beneficial ownership of shares of Common Stock (determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company as of May 1, 1998 by each person that beneficially owns five percent or more of the shares of Common Stock. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                             Amount of
 Title of                                    Beneficial
   Class         Name and Address of         Ownership
                  Beneficial Owner           as of May 1,   Percent
                                                1998       of  Class
Common      Walter Clark and Caroline        1,283,716(1)    47.3%
Stock, par  Clark, Executors
value $.25  P.O. Box 488
per share   Denver, North Carolina 28650

            William H. Simpson                261,980(2)      9.5%
            P.O. Box 488
            Denver, North Carolina 28650

            Kennedy Capital Management,       145,864         5.4%
            Inc.(3)
            425 North Ballas Road
            St. Louis, Missouri  63141

_____________________________

(1) Includes 1,279,272 shares beneficially owned by such individuals as the executors of the estate of David Clark who passed away on April 18, 1997, 2,222 shares owned by Walter Clark and 2,222 shares owned by Caroline Clark.

(2)  Includes 1,200 shares held jointly with J. Hugh Bingham  and
     52,000 shares under options granted by the Company.

(3)  Information  regarding Kennedy Capital Management,  Inc.  is
     based   upon   information  provided  by   Kennedy   Capital
     Management Inc. to the Company on June 16, 1998.


                      ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and bylaws, directors are elected at each annual meeting and hold office until their respective successors are elected and have qualified. All of the incumbent directors were elected by the stockholders at the last annual meeting, other than Mr. Herman A. Moore who was elected by the Board of Directors on June 22, 1998 to fill a vacancy. As provided in the Company's bylaws, up to ten directors may be elected.

                DIRECTORS AND EXECUTIVE OFFICERS

      J. Hugh Bingham, age 52, has served as President and Chief Operating Officer of the Company since April 1997, as Senior Vice President of the Company from June 1990 until April 1997, as Executive Vice President from June 1983 to June 1990, and as a director since March 1987. Mr. Bingham also serves as Chief Executive Officer and a director of MAC, as Chief Executive Officer of MAS and as an Executive Vice President and a director of CSA.

     Walter Clark, age 41, has served as Chairman of the Board of Directors of the Company and Chief Executive Officer since April 1997. Mr. Clark also serves as a director of MAC and CSA. Mr. Clark was elected a director of the Company in April 1996. Mr. Clark was self-employed in the real estate development business from 1985 until April 1997.

      John J. Gioffre, age 54, has served as Vice President-Finance and Chief Financial Officer of the Company since April 1984 and as Secretary/Treasurer of the Company since
June 1983. He has served as a director of the Company since March 1987. Mr. Gioffre also serves as Vice-President, Secretary/Treasurer and a director of MAC and CSA and as Vice President-Finance, Treasurer and Secretary of MAS.

      J. Leonard Martin, age 61, joined the Company as a Vice President in April 1997 and was elected a director in August 1994. Mr. Martin is currently an independent aviation consultant. From April 1994 to June 1995, Mr. Martin has served as Chief Operating Officer of Musgrave Machine & Tool, Inc., a machining company. From January 1989 to April 1994, Mr. Martin served as a consultant to the North Carolina Air Cargo Authority in connection with the establishment of the Global TransPark air cargo facility in Kinston, North Carolina. From 1955 through 1988 Mr. Martin was employed by Piedmont Airlines, a commercial passenger airline, in various capacities, ultimately serving as Senior Vice President-Passenger Services.

      H. Wayne Ross, age 53, has served as President of CSA since
October 1988.

      William H. Simpson, age 50, has served as Executive Vice President of the Company since June 1990, as Vice President from June 1983 to June 1990, and as a director of the Company since June, 1985. Mr. Simpson is also the President and a director of MAC, the Chief Executive Officer and a director of CSA and Executive Vice President of MAS.

     Menda J. Street, age 46, has served as Vice President of MAC since 1984.

     Claude S. Abernethy, Jr., age 71, was elected as director of the Company in June 1990. For the past five years, Mr. Abernethy has served as a Senior Vice President of Interstate/Johnson Lane Corporation, a securities brokerage and investment banking firm. Mr. Abernethy is also a director of Interstate/Johnson Lane Incorporated, Carolina Mills, Inc. and Ridgeview Incorporated.

      Sam Chesnutt, age 64, was elected a director of the Company in August 1994. Mr. Chesnutt serves as President of Sam Chesnutt and Associates, an agribusiness consulting firm. From November 1988 to December 1994, Mr. Chesnutt served as Executive Vice President of AgriGeneral Company, L.P., an agribusiness firm.

      Allison T. Clark, age 42, has served as a director of the Company since May 1997. Mr. Clark has been self-employed in the real estate development business since 1987.

      Herman A. Moore, age 68, was elected a director of the Company by the Board of Directors on June 22, 1998 to fill a vacancy. Mr. Moore is the president of Herman A. Moore & Assoc.,
Inc., a real estate development company.

      George C. Prill, age 75, has served as a director of the Company since June 1982, as Chief Executive Officer and Chairman of the Board of Directors from August 1982 until June 1983, and as President from August 1982 until spring 1984. Mr. Prill has served as an Editorial Director for General Publications, Inc., a publisher of magazines devoted to the air transportation industry, since November 1992 and was retired from 1990 until that time. From 1979 to 1990, Mr. Prill served as President of George C. Prill & Associates, Inc., of Charlottesville, Virginia, which performed consulting services for the aerospace and airline industry. Mr. Prill has served as President of Lockheed International Company, as Assistant Administrator of the FAA, as a Senior Vice President of the National Aeronautic Association and Chairman of the Aerospace Industry Trade Advisory Committee.

      The officers of the Company and its subsidiaries each serve at the pleasure of the Board of Directors. Walter Clark and Allison Clark are brothers.

      The  Board  of Directors has two standing committees:   the
Audit Committee and the Compensation Committee. During the fiscal year ended March 31, 1998, the Audit Committee consisted of Messrs. Abernethy, Chesnutt and Terry Sanford (a director of the Company who died subsequent to fiscal year end), both of whom were then non-employee directors. The Audit Committee met twice during the fiscal year. The functions of the Audit Committee are to recommend to the Board of Directors the firm of independent auditors to serve the Company each fiscal year, to review the scope, fees and results of the audit performed by the independent auditors and to review the adequacy of the Company's system of internal accounting controls and the scope and results of internal auditing procedures. Currently, Messrs. Abernethy and Chesnutt serve on the Audit Committee.

     The Compensation Committee, which met three times during the most recent fiscal year, consisted of Messrs. Abernethy, Chesnutt and Prill, all of whom are non-employee directors. The functions of the Compensation Committee include establishing policies for the compensation of the Company's executive officers and determining the types and amounts of remuneration to be paid to the Company's executive officers. Currently, Messrs. Abernethy, Chesnutt and Prill serve on the Compensation Committee.

      During the fiscal year ended March 31, 1998, the Board of Directors met four times. Each of the directors attended at least 75 percent of the total of the meetings of the Board of Directors and committees thereof on which such director served during such period. Each director receives a director's fee of $500 per month and an attendance fee of $500 is paid to outside directors for each meeting of the board of directors, or a committee thereof, attended.

      The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company by each director of the Company and by all directors and executive officers of the Company as a group as of May 1, 1998. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                                     Shares and Percent of Common Stock
                                        Beneficially Owned as of
                                               May 1, 1998
      Name        Position with Company   No. of Shares   Percent

J. Hugh Bingham   Senior Vice President,   116,080(1)(2)    4.2%
                  Director
Walter Clark      Chairman of the Board    1,281,494(3)    47.3%
                  of Directors and Chief
                  Executive Officer

John J. Gioffre   Vice President-Finance,    57,980(4)      2.1%
                  Secretary and
                  Treasurer, Director

J. Leonard Martin Vice President,            100(5)           *
                  Director

William H.Simpson Executive Vice           261,580(1)(6)    9.5%
                  President, Director

Claude S.
Abernethy, Jr.    Director                  22,611            *

Sam Chesnutt      Director                   3,600            *

Allison T. Clark  Director                   2,222            *

Herman A. Moore   Director                      -             *

George C. Prill   Director                  45,966          1.7%

All directors     N/A                     1,804,833(7)     64.0%
and executive
officers as a
group (12
persons)

__________________________________________

*    Less than one percent.

(1) Includes 1,200 shares jointly held by Messrs. Simpson and Bingham.
(2) Includes 38,000 shares under options granted by the Company to Mr. Bingham.
(3) Includes 1,279,272 shares held by the estate of David Clark, of which Mr. Walter Clark is a co-executor.
(4) Includes 20,000 shares under options granted by the Company to Mr. Gioffre.
(5) Such 100 shares are held by Mr. Martin's spouse of which shares Mr. Martin disclaims beneficial ownership.

(6)  Includes 52,000 shares under options granted by the  Company to Mr. Simpson.
(7)  Includes  an  aggregate of 110,000 shares  of  Common  Stock members  of such group have the right to acquire  within  60 days.




                     EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid during each of the three most recent fiscal years to each individual who served as the Company's Chief Executive Officer at any time during the most recent fiscal year and each of the other individuals who were executive officers on March 31, 1998 with total compensation of $100,000 or more. During this period, David Clark served as the Company's Chief Executive Officer until he passed away on April 18, 1997. Walter Clark was appointed the Company's Chief Executive Officer in April, 1997.

                   SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                                    Other Annual
    Name and Principal      Year  Salary    Bonus   Compensation
         Position                   ($)      ($)        ($)

Walter Clark (1)            1998  76,236   10,000   -
Chief Executive Officer     1997  -        -        -
                            1996  -        -        -

David Clark (2)             1998  28,429   -        43,750(3)
Former   Chief   Executive  1997  171,391  50,222   -
Officer
                            1996  155,749  59,583   -

J. Hugh Bingham             1998  184,445  70,721   -
Senior Vice President       1997  148,289  50,222   -
                            1996  126,441  67,583   -

John J. Gioffre             1998  127,142  52,641   -
Vice President              1997  121,208  37,667   -
                            1996  101,250  49,937   -

J. Leonard Martin (4)       1998  117,751  15,953   -
Vice President              1997  -        -        -
                            1996  -        -        -

William H. Simpson          1998  195,809  70,721   -
Executive Vice President    1997  186,299  50,222   -
                            1996  155,364  73,583   -


__________________________________________

(1)  Mr. Walter Clark commenced his employment in April 1997.

(2)  Mr.  David  Clark  served as the Company's  Chief  Executive
     Officer until he passed away on April 18, 1997.
(3)  Represents annual benefit paid by the Company to  Mr.  David
     Clark's estate upon his death.
(4)  Mr. Martin commenced his employment in April 1997.

      The following table sets forth the number of shares of Common Stock underlying unexercised options at March 31, 1998 held by each of the executive officers listed in the Summary Compensation Table. The table also includes the value of such options at March 31, 1998 based upon the closing bid price of the Company's Common Stock in the over-the-counter market on that date ($13.50 per share) and the exercise price of the options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                  Shares            Number of Securities   Value of Unexercised
                 Acquired          Underlying Unexercised  In-The_Money Options
                    On      Value   Options at FY-End(#)      At FY-End ($)
    Name           Exer-   Realized Exercis-  Unexerci-    Exercis-  Unexerci-
                   cise #     ($)     able     sable         able      sable


Walter Clark          -       -         -        -            -         -

David Clark           -       -         -        -            -         -

J. Hugh Bingham    20,000   71,000   38,000      -         470,500      -

John J. Gioffre    13,000   46,125   20,000      -         247,000      -

J. Leonard Martin     -       -         -        -            -         -

William H. Simpson 28,000   99,500   52,000      -         644,000      -



                      EMPLOYMENT AGREEMENTS

      Effective January 1, 1996, the Company and each of its subsidiaries entered into an Employment Agreement with David Clark, then the Company's Chief Executive Officer. The employment agreement provided for an annual base salary of $150,000, subject to increase upon annual review by the Compensation Committee of the Company's Board of Directors. In addition, the agreement provided for the payment to Mr. Clark of annual incentive bonus compensation equal to two percent of the Company's consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. By its terms, the initial term of the employment agreement would have expired on December 31, 1998. Mr. Clark passed away in April 1997. The agreement provided that upon Mr. Clark's retirement, he would have been entitled to receive an annual benefit equal to $75,000 for up to ten years following termination of employment. The agreement further provided that in the event Mr. Clark died prior to the expiration of such ten-year period, the amount of such benefit would be paid to his estate. Such amount will be paid to Mr. Clark's estate over a ten-year period commencing April 18, 1997.

      Effective January 1, 1996, the Company and each of its subsidiaries entered into employment agreements with J. Hugh Bingham, John J. Gioffre and William H. Simpson, each of substantially similar form. Each of such employment agreements provides for an annual base salary ($130,000, $103,443 and $165,537 for Messrs. Bingham, Gioffre and Simpson, respectively) which may be increased upon annual review by the Compensation Committee of the Company's Board of Directors. In addition, each such agreement provides for the payment of annual incentive bonus compensation equal to a percentage (2.0%, 1.5% and 2.0% for Messrs. Bingham, Gioffre and Simpson, respectively) of the Company's consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Payment of such bonus is to be made within 15 days after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

      The current term of each such employment agreement expires on March 31, 2000, and the term is automatically extended each March 31 for an additional year unless either such executive officer or the Company's Board of Directors gives notice to terminate automatic extensions which must be given by December 1 of each year.

      Each such agreement provides that upon the executive officer's retirement, he shall be entitled to receive an annual benefit equal to $75,000 ($60,000 for Mr. Gioffre), reduced by three percent for each full year that the termination of his employment precedes the date he reaches age 65. The retirement benefits under such agreements may be paid at the executive officer's election in the form of a single life annuity or a joint and survivor annuity or a life annuity with a ten-year period certain. In addition, such executive officer may elect to receive the entire retirement benefit in a lump sum payment equal to the present value of the benefit based on standard insurance annuity mortality tables and an interest rate equal to the 90-day average of the yield on ten-year U.S. Treasury Notes.

      Retirement benefits shall be paid commencing on such executive officer's 65th birthday, provided that such executive officer may elect to receive benefits on the later of his 62nd birthday, in which case benefits will be reduced as described above, or the date on which his employment terminates, provided that notice of his termination of employment is given at least one year prior to the termination of employment. Any retirement benefits due under the employment agreement shall be offset by any other retirement benefits that such executive officer receives under any plan maintained by the Company. In the event such executive officer becomes totally disabled prior to retirement, he will be entitled to receive retirement benefits calculated as described above.

      In the event of such executive officer's death before retirement, the agreement provides that the Company shall be required to pay an annual death benefit to such officer's estate equal to the single life annuity benefit such executive officer would have received if he had terminated employment on the later of his 65th birthday or the date of his death, payable over ten years; provided that such amount would be reduced by five percent for each year such executive officer's death occurs prior to age 65, but in no event more than 50 percent.

      Each of the employment agreements provides that if the Company terminates such executive officer's employment other than for "cause" (as defined in the agreement), such executive officer be entitled to receive a lump sum cash payment equal to the amount of base salary payable for the remaining term of the agreement (at the then current rate) plus one-half of the maximum incentive bonus compensation that would be payable if such executive officer continued employment through the date of the expiration of the agreement(assuming for such purposes that the amount of incentive bonus compensation would be the same in each of the years remaining under the agreement as was paid for the most recent year prior to termination of employment). Each of the agreements further provides that if any payment on termination of employment would not be deductible by the Company under Section 280G(b)(2) of the Internal Revenue Code, the amount of such payment would be reduced to the largest amount that would be fully deductible by the Company.


                      CERTAIN TRANSACTIONS

     The Company leases its corporate and operating facilities at the Little Mountain, North Carolina airport from Little Mountain Airport Associates, Inc. ("Airport Associates"), a corporation whose stock is owned by J. Hugh Bingham, William H. Simpson, John
J. Gioffre, the estate of David Clark and three unaffiliated third parties. On May 30, 1996, the Company renewed its lease for this facility, scheduled to expire on that date, for an additional five-year term, and adjusted the rent to account for increases in the consumer price index. The lease may be extended for an additional five-year term, with rental payments to be adjusted to reflect changes in the consumer price index. Upon the renewal, the monthly rental payment was increased from $7,000 to $8,073. The Company paid aggregate rental payments of $96,876 to Airport Associates pursuant to such lease during the fiscal year ended March 31, 1998.

      The Company believes that the terms of such lease are no less favorable to the Company than would be available from an independent third party.


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The  Compensation  Committee  of  the  Board  of  Directors
establishes the compensation paid to the Company's executive officers, including the individuals named in the Summary Compensation Table. The Compensation Committee met three times during the fiscal year and also communicated informally by telephone conferences between certain members of the Committee and the distribution of memoranda to all members of the Committee.

Policies

      The Compensation Committee seeks to establish compensation policies that provide appropriate rewards to the Company's executive officers commensurate with their service with the Company and to provide incentives for superior performance. Executive compensation is comprised of two components: base salary and annual cash bonuses. In setting an executive officer's base salary, the Compensation Committee engages in a subjective evaluation, examining the officer's level of responsibility in the Company and previous base compensation, the officer's performance over both the short and longer terms, the Company's performance over those periods and the length of the officer's service with the Company, assigning no particular weight to any of these factors. The Company has entered into employment agreements with certain of its executive officers establishing a minimum base annual salary and providing for an annual cash bonus equal to an established percentage of the Company's earnings before income taxes and extraordinary items. Accordingly, the Committee believes that a substantial portion of compensation of executive officers will be tied directly to the Company's overall financial performance.

      Although no stock options were granted to the Company's executive officers during the five most recent fiscal years, stock options have been granted in previous years. Such awards have been made on a discretionary basis. The Compensation Committee believes that options are performance-based compensation and serve as an incentive to management to remain with the Company. Stock options and other equity-based performance compensation may be awarded in the future.

Compensation of Chief Executive Officer

     Mr. David Clark's compensation was set in recognition of the effort and financial commitments Mr. Clark has made in directing the Company prior to his death. Mr. David Clark's employment agreement provided for a salary of at least $150,000 per year and an annual bonus equal to two percent of the Company's annual earnings before income taxes and extraordinary items.

     Upon Mr. Walter Clark's appointment as Chief Executive Officer in April 1997, the Committee established his initial annual salary at $60,000. The Committee authorized an increase in Mr. Walter Clark's annual salary to $120,000 in January 1998. In setting Mr. Walter Clark's salary, the Committee deferred in part to Mr. Walter Clark's request that his compensation be kept relatively low. In determining salary and bonus for Mr. Walter Clark, the Committee has used its subjective evaluation of Mr. Walter Clark's performance and responsibilities, the Company's overall performance and his request that his compensation be relatively low. Since his appointment as Chief Executive Officer in April 1997, Mr. Walter Clark led the Company in the acquisition and integration of Global Ground Support, which has added significant revenue and profitability and, perhaps more importantly, broadened the Company's customer base and reduced the Company's reliance on the air cargo services segment. Due in part to the addition of Global Ground Support, the Company recorded record results in the last fiscal year. The Committee believes that the Company's performance during Mr. Walter Clark's tenure as Chief Executive Officer, and the scope and his performance of his responsibilities, would justify a higher level of compensation.

                                        Compensation Committee

                                        Claude S. Abernethy, Jr.
                                        Sam Chesnutt
                                        George C. Prill

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

      The following graph compares the Company's cumulative total shareholder return for the five most recent fiscal years, assuming an investment on March 31, 1993 of $100 in Common Stock and reinvestment of all dividends in Common Stock, along with the cumulative total returns determined on the same basis of a broad-based equity market index -- The Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) -- and a peer index including all U.S. companies with stock registered with the Securities and Exchange Commission having the same standard industrial classification code as the Company.

(no graph)



                                March 31,
         1993      1994     1995      1996     1997      1998

Company  100.0     180.5    149.2     164.6    137.1     550.5
Nasdaq   100.0     107.9    120.1     163.0    181.2     275.0
Peer (1) 100.0     128.2    128.1     142.3    193.0     287.8
__________________

(1) The peer issuers index is an index constructed by the Company and is comprised of all U.S. companies with stock registered with the Securities and Exchange Commission having the same standard industrial classification code as the Company:

     Airborne Freight Corporation, Federal Express Corporation and Pittston Services Group, Inc., which operates Emery Air Freight.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      To the Company's knowledge, based solely on review of the copies of reports under Section 16(a) of the Securities Exchange Act of 1934 that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997 all executive officers, directors and greater than ten-percent beneficial owners have complied with all applicable Section 16(a) filing requirements, except that Mr. Walter Clark was late in filing a report on Form 5 with respect to the receipt of a gift of 2,222 shares, Mr. Allison Clark was late in filing his initial report on Form 3, and Mrs. Street was late in filing a report on Form 4 with respect to her exercise of stock options in September 1997 and a report on Form 4 with respect to two sale transactions in March 1998.


         ADOPTION OF 1998 OMNIBUS SECURITIES AWARD PLAN

     On June 22, 1998, the Board of Directors adopted, subject to the approval of the stockholders, the Air Transportation Holding Company, Inc. 1998 Omnibus Securities Award Plan (the "Plan"). The Plan is intended to allow the Company (including its subsidiaries) to attract and retain key employees, to stimulate the efforts of such employees, and to strengthen their desire to remain with the Company. In addition, the Plan is intended to aid the Company in attracting superior individuals to serve as directors and in providing appropriate compensation to non-employee directors for their service.

Material Features of the Plan

      The Plan is designed to give the Board of Directors, acting through a committee of non-employee directors (the "Committee"), flexibility to adapt the long-term incentive compensation of key employees to changing business conditions through a variety of long-term incentive arrangements. Under the Plan, the Committee may grant stock options (both non-qualified and incentive), stock appreciation rights, performance restricted stock awards, performance awards and performance units to employees of the Company holding positions of responsibility in managerial, administrative, operational or professional capacities ("Key Employees"). The Plan also provides for the grant of options to non-employee directors ("Nonemployee Directors") upon their election to the Board at the Annual Meeting or upon their initial election to the Board thereafter and allows the Nonemployee Directors to elect to take their remaining compensation in the form of stock options instead of cash. In addition to the enumerated incentive compensation awards, the Committee may establish other types of Key Employee Awards it determines are consistent with the Plan's purposes.

      Key Employee Stock Options. Under the Plan, the Committee may grant awards in the form of options to purchase shares of the Company's Common Stock. The Committee will determine the number of shares subject to the option, the manner and time of the option's exercise and the exercise price per share of stock subject to the option. In no event may the exercise price of a stock option be less than 100% of the fair market value of the

Common Stock on the date of the grant. The last sale of the Common Stock on June 23, 1998 was at $10.00 per share. All stock options under the Plan will expire no later than ten years from the date of the grant, and the exercise price of outstanding options may not be altered by the Committee. The Plan provides for the grant to Key Employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code").

       Stock Appreciation Rights. The Plan authorizes the Committee to grant stock appreciation rights ("SARs") to Key Employees. A SAR consists of the right to receive a payment equal to appreciation in market value of the stated number of shares of Common Stock from the SAR exercise price to the market value on the date of its exercise.

      The Committee determines the number of shares of the Company's Common Stock subject to the SARs, the manner and time of the SAR's exercise and exercise price of the SAR, which exercise price may in no event be less than 100% of the fair-market value of the Common Stock on the date of grant of the SAR. SARs may be granted either in tandem with Key Employee stock options or independent of the grant of such options.

      Performance Restricted Stock Program. The performance restricted stock program provides Key Employee participants the opportunity to earn shares of the Company's Common Stock based upon the achievement of objective goals determined by the Committee. Under this program, the Committee may establish for any Key Employee a target award for a performance cycle, which target is expressed as a fixed number of shares of restricted Common Stock.

      Each performance cycle will be one year or longer as set by the Committee, and performance cycles can be of varying and overlapping durations. Within the first 90 days of a performance cycle, the Committee will establish written performance goals based on objective business criteria enumerated in the Plan, which are limited to return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, profit margin, earnings per share, net earnings, operating earnings, Common Stock price per share, and sales or market share (the "Performance Criteria"). Awards are paid for the performance cycle only if the performance goals are attained. At the same time, the Committee will establish a performance formula that will determine, assuming the performance goals for the performance cycle are achieved, what percentage of the participant's target award for the performance cycle has been earned.

      After the close of each performance cycle, the Committee will calculate, based upon application of the performance formula to the performance goals, what percentage of the target award has been earned for the period, although the Committee will have the authority to reduce or eliminate an award based on any other objective or subjective criteria it deems appropriate.

      Awards under this program will be paid in restricted Common Stock. Such stock may not be sold, transferred or encumbered by the participant during the restriction period established by the Committee, which restriction period will be at least three years.

      Except in the case of a "change in control" of the Company (as defined in the Plan), in the event a participant's employment is terminated prior to completion of a performance cycle for any reason other than death, disability, retirement or another reason approved by the Committee (an "Approved Reason"), all of the awards granted to the participant for such cycle shall be forfeited. In addition, any such termination (whether or not it occurs during a performance cycle) will cause the participant to forfeit any restricted Common Stock that is subject to an unexpired restriction period. In the event a participant's employment is terminated due to death, disability, retirement or an Approved Reason prior to the completion of such cycle, he or she shall receive, assuming Awards are earned for such cycle, a pro rata award based upon his or her employment during the cycle prior to termination of employment and the participant will be entitled to keep restricted Common Stock subject to an unexpired restriction period in a pro rata amount based on the elapsed portion of the restriction period prior to termination.

      Performance Awards Program. The Performance Award Program is structured similarly to the Performance Restricted Stock Program, and provides participants the opportunity to earn awards in the form of cash or Common Stock, subject to such restrictions as the Committee determines.

      Performance Awards will be based on written objective performance goals for a performance period (which must be at least one year, but it can be of varying and overlapping durations) established by the Committee. Awards will be determined by applying a performance formula to the performance goals (which must be based only on one or more of the Performance Criteria) attained in the performance period to determine an award expressed as a percentage of the participant's base salary. The Committee will have the authority to reduce or eliminate Performance Awards in the same manner as under the Performance Restricted Stock Program. The termination of a participant during a performance period will be treated in an equivalent manner as under the Performance Restricted Stock Program.

      Performance Units. The Plan allows the Committee to grant Awards in the form of Performance Units which are units valued by reference to criteria selected by the Committee, which are not limited to the Performance Criteria specified in the Plan.
Performance Units are similar to Performance Restricted Stock Program Awards in that they are contingently awarded based on the attainment of certain performance objectives over a fixed period; however, Performance Units shall not be payable in Common Stock. The length of such period, the performance objectives to be achieved during the period and the measure of whether and to what degree such objectives have been achieved will be determined by the Committee.

      Limitation on Awards. The maximum number of shares of Common Stock for which stock options may be granted to any Key Employee in a calendar year is 50,000. The maximum number of shares of Common Stock for which stock appreciation rights may be granted to any Key Employee in a calendar year is 50,000. The maximum number of shares of Common Stock for which an Award may be made under the Performance Restricted Stock Program in any performance cycle is 5,000. The maximum Award that may be granted under the Performance Award Program for any performance period is $100,000 or, in the event the Performance Award is paid in shares of Common Stock, the Common Stock equivalent thereof as of date of payment.

      Director Formula Options and Deferral Options. The Plan provides for the grant, upon a Nonemployee Director's election at the Annual Meeting or upon his or her subsequent initial election or appointment as Director, of a Formula Option to purchase 1,000 shares of the Company's Common Stock at an exercise price of no less than 100% of the fair-market value of the Company's Common Stock on the date of grant. The formula for the grant of Formula Options may not be altered by the Committee more often than once every six months except as necessary to comply with the Code or the Employee Retirement Income Security Act. Formula options may not be exercised sooner than six months from (i) the date of grant or (ii) the date of shareholder approval of the Plan, whichever is later. Formula Options become immediately exercisable upon a Director's death, disability or retirement or upon a Change in Control of the Company (as defined in the Plan).

      The Plan also provides that Nonemployee Directors may elect annually to receive their compensation for service as a Director for the following year (not including reimbursement of expenses) in the form of Deferral Options. Deferral Options are granted at the commencement of the 12-month period for which the election has been made. The number of Deferral Options granted to an electing Nonemployee Director in any year shall be an amount whose value, as determined by any generally accepted option pricing model, is equivalent on the date of grant to the cash compensation which the Nonemployee Director would otherwise have been entitled to receive for the year.

      In general, Deferral Options become exercisable one year after the date of grant and are exercisable at a price equal to the market price of the Company's Common Stock at the close of business on the day of grant, or next preceding trading day if the date of grant is not a trading day. Deferral Options become immediately exercisable upon a Director's death, disability or retirement or upon a Change in Control of the Company. If a Director's tenure ends for a reason other than death, disability, retirement or change in control, then the number of Deferral Options granted for the year in which the tenure ends shall be reduced to reflect the amount of compensation actually earned by the Director in that year.

      Available Shares. The maximum amount of Common Stock reserved and available for issuance under the Plan is 165,000 shares, which number may be adjusted by the Committee for to reflect future stock splits, stock dividends and other changes in the capital structure of the Company. Shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, or are settled in cash in lieu of Common Stock, will not again be available for grant under the Plan.

       Eligibility for Participation. The selection of Key Employees to participate in the Plan is within the discretion of the Committee. The Committee has not determined how many Key Employees will ultimately participate in the Plan. However, the Committee intends to grant awards under the Plan to Employees who the Committee believes can have a significant effect on the growth, profitability and success of the Company. There are approximately 40 employees of the Company in this category. Only

Nonemployee Directors are eligible to receive Formula Options and Deferral Options. There are currently six Nonemployee Directors. If each of the six Nonemployee Directors is elected a director at the Annual Meeting, each will receive a Formula Option for 1,000 shares of Common Stock. Other benefits to potential participants under the Plan are not presently determinable.

      Change in Ownership or Control. For all awards (other than Formula Options and Deferral Options, the treatment of which has been discussed above) in the event of a Change In Control (defined as a change in a majority of directors resulting from a tender offer, merger or similar transaction), a participant whose employment is terminated for a reason other than death, disability, cause, voluntary resignation other than for "Good Reason" (as described below) or retirement, within two years of the date of such event will be entitled to the following treatment under the Plan: (i) all of the terms, conditions, restrictions and limitations in effect on any of the participant's outstanding awards will immediately lapse, (ii) all of the participant's outstanding awards will automatically become 100% vested, (iii) all of the participant's outstanding stock options, SARs, Common Stock awards, unpaid Performance Restricted Stock and Performance Awards and other stock-based awards will be immediately paid and (iv) all of the participant's outstanding performance units will be paid.

      As provided in the Plan, during such two-year period following a Change in Control, a participant voluntarily resigns, the participant's awards under the Plan will be treated as described in the immediately preceding paragraph if the participant resigns for "Good Reason," which is defined in the Plan to include the assignment to the participant of duties inconsistent with the participant's position, duties or responsibilities immediately prior to the Change in Control, a reduction in the participant's base salary or in benefits under any benefit or incentive plan in which the participant participated at the time of the Change in Control, relocation to a place more than 30 miles from the participant's workplace at the time of the Change in Control or reduction in paid vacation time.

      The Plan also provides that if the Company's Common Stock ceases to be actively traded on the exchange or quotation system on which it is then traded, then all participants, regardless of whether their employment is terminated, will automatically receive the same treatment afforded to a participant terminated without cause upon a Change In Control.

      Plan Administration and Termination. The Committee that administers the Plan may be comprised of either the Compensation Committee of the Board or other committee designated by the Board, provided, that each of the members of the Committee must be both a "disinterested director" and an "outside director" as defined under applicable law. No member of the Committee is eligible to be selected to participate in the Plan except through Formula Options and Deferral Options. Among the powers granted to the Committee are the authority to interpret the Plan, establish rules and regulations for its operation, select key employees of the Company and its subsidiaries to receive Awards and determine the form and amount and other terms and conditions of such Awards.

      The Plan authorizes the Committee to grant Common Stock Awards to Key Employees during the period from August 13, 1998 through August 13, 2001; except that the Committee may grant Awards under the Performance Award Program and Performance Restricted Stock Program after such date in recognition of performance for Performance Cycles and Performance Periods commencing prior to such date. The Committee may suspend or terminate the Plan at any time, with or without prior notice. In general, the Committee may not make substantive amendments to the Plan without stockholder approval.

Plan Benefits

      No Awards have been made to date under the Plan. The Company has no existing stock option plans. Since the grant of Awards under the Plan is entirely within the Committee's discretion, subject to the limitations set forth in the Plan, it is not possible to determine the amount of Awards that would have been granted for the last fiscal year had the Plan been in effect.

Federal Income Tax Consequences

      The following is a brief summary of the principal United States federal income tax consequences under current federal income tax laws related to Awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

      Stock Options. A participant who is granted an incentive stock option within the meaning of Section 422 of the Code should not realize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the latter of two years from the date of grant of such option and one year from the exercise of such option, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for Federal income tax purposes.

     Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the participant or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of
(a) the lesser of (i) the fair market value of the shares at the time of exercise of the option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over
(b) the exercise price of such shares, should constitute ordinary income to the participant and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the option generally will constitute short-term or long-term capital gain and will not be deductible by the Company.

      A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company will be entitled to a corresponding deduction for the same amount.

      Other Awards. The grant of an SAR has no Federal tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant equal to the difference between the exercise price of the shares and the market price of such shares of the date of exercise and a corresponding deduction by the Company.

     A participant who has been granted either Performance Awards or Performance Units will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at such time. A participant will realize ordinary income at the time the Award is paid, and the Company will have a corresponding deduction. If an Award is paid in the form of Common Stock, the participant will be treated as having received taxable compensation in an amount equal to the then fair market value of the Common Stock distributed to him or her and the Company will receive a corresponding deduction for the same amount.

      A participant who has been granted an Award of restricted shares of Common Stock will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for Federal income tax purposes. When such restrictions lapse, the participant will receive taxable income in an amount equal to the excess of the fair-market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction.

      Limitation on Income Tax Deduction. The Plan has been designed to enable any Award granted by the Committee under the Plan to a Key Employee to qualify as "performance-based compensation" under Section 162(m) of the Code. Through such qualification, the Company can preserve the deductibility of certain compensation in the event that the annual compensation of a Key Employee exceeds $1,000,000.

      Under certain circumstances the accelerated vesting or exercise of options or other awards under the Plan in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of section 280G of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

Other Information

      The Plan shall become effective as of August 13, 1998, subject to its approval by the stockholders. Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting.


              RATIFICATION OF INDEPENDENT AUDITORS

      The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP to serve as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending March 31, 1999. This firm has served as the independent auditors for the Company since 1983. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

                     ADDITIONAL INFORMATION

      THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE COMPANY, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF
SHARES ENTITLED TO BE VOTED AT THE MEETING, IF SOLICITED BY WRITTEN REQUEST, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO AIR TRANSPORTATION HOLDING COMPANY, INC., 3524 AIRPORT ROAD, MAIDEN, NORTH CAROLINA 28650, ATTENTION: MR. JOHN
J. GIOFFRE, SECRETARY.


                          OTHER MATTERS

     The Board of Directors knows of no other matters that may be presented at the meeting.
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            AIR TRANSPORTATION HOLDING COMPANY, INC.




            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD AUGUST 13, 1998
                               AND
                      INFORMATION STATEMENT
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                          JULY 15, 1998